Exhibit 99.1

News Release

Overseas Shipholding Group Chief Executive Officer Capt. Robert Johnston to Retire

NEW YORK--(BUSINESS WIRE)--Aug. 11, 2014-- Overseas Shipholding Group, Inc. (OTC:OSGIQ) announced today that Captain Robert Johnston, President and Chief Executive Officer, will retire from the company effective immediately. He will continue to advise the company as a consultant through mid-2015.

“Bob’s contributions to OSG’s success over the past 45 years cannot be overstated,” said John Ray, Chairman of the Board of OSG. “He is an incredibly skilled shipping operator and industry leader, and he was instrumental in our ability to maintain uninterrupted, high-quality service to our customers during our restructuring. On behalf of the Board of Directors and the entire OSG family, I would like to thank him for his decades of service and wish him well in his retirement. I am very pleased that we will continue to benefit from his knowledge and experience as a consultant.”

Captain Johnston commented, “OSG is an extraordinary company with a talented team of employees. It has been an honor to come to work here every day for the past 45 years. As we complete the restructuring, I can leave the company confident in our new financial position, our customer commitment and our attractive long-term prospects.”

The company said it will immediately commence a search for Capt. Johnston’s replacement. On an interim basis, Capt. Johnston’s direct reports, including Henry Flinter, Senior Vice President and President of the U.S. Flag business; Lois Zabrocky, Senior Vice President and President of the international Flag business; and Captain Ian Blackley, Senior Vice President, Chief Financial Officer and Treasurer, will report to the Office of the Chairman of the Board led by John Ray. The company is confident it will attract a world-class candidate to lead the company as it explores opportunities for growth in a dynamic energy market both in the U.S. and internationally.

ABOUT OSG

Overseas Shipholding Group, Inc. is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Source: Overseas Shipholding Group, Inc.

The Abernathy MacGregor Group
Chuck Burgess, ###-##-####
CLB@abmac.com
or
OSG Corporate Communications, 212-578-1612